FORM OF DISTRIBUTION SUB-AGREEMENT

BLACKROCK VARIABLE SERIES FUNDS, INC. (the “Company”), on behalf of each of its series as may be amended from time to time (the “Portfolios”), Pacific Life Insurance Company, Pacific Life & Annuity Company (each an “Insurance Company”), and PACIFIC SELECT DISTRIBUTORS, LLC (the “Product Distributor”) mutually agree to the arrangements set forth in this Agreement (the “Agreement”) dated as of 10/01/2016.

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Product Distributor is the distributor and principal underwriter of variable life insurance policies and/or variable annuity contracts (collectively the “Contracts”) issued by the Insurance Companies and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a Financial Industry Regulatory Authority, Inc. member; and

WHEREAS, amounts invested in the Contracts by Contract holders are deposited in separate accounts of the Insurance Company which in turn purchase Class II and or Class III Shares of one or more of the Portfolios, each of which is an investment option offered by the Contracts; and

WHEREAS, the Product Distributor, on behalf of the Insurance Companies will provide certain services to the Contract holders; and

WHEREAS, the Product Distributor desires to be compensated for providing such services to the Contract holders.

NOW, THEREFORE, the parties agree as follows:

1. Services. The Product Distributor shall provide the services listed below in respect of the Class II and/or Class III Shares of the Portfolios held by the Insurance Company’s separate accounts. Such services include, but are not limited to, the following:

(a) printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and/or prospective Contract holders;

(b) services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Portfolios and including materials intended for use within the Insurance Company, or for broker-dealer only use or retail use;

(c) holding seminars and sales meetings designed to promote the distribution of the Class II and/or Class III Shares of the Portfolios;

(d) obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Company and the Portfolios, including the performance of the Portfolios;

(e) training sales personnel regarding the Company and the Portfolios;

(f) compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Company;

(g) providing personal services and/or maintenance of the accounts of Contract holders with respect to Class II and/or Class III Shares of the Portfolios attributable to such accounts;

(h) financing any other activity that the Company’s Board of Directors determines is primarily intended to result in the sale of the Class II and/or Class III Shares.

2. Distribution Fee Payments. The Company agrees to pay, with respect to each Portfolio, to the Product Distributor (or to each Insurance Company as paymaster for Product Distributor) at the end of each month an amount equal to 0.15% of the average daily net asset value of the Class II Shares or 0.25% of the average daily net asset value of the Class III Shares of such Portfolio held by the Insurance Company separate accounts during that month.

The Product Distributor shall provide BlackRock Investments, LLC (the “Distributor”) such information as reasonably requested by the Distributor to enable the Distributor to comply with the reporting requirements of Rule 12b-1 under the Investment Company Act (“Rule 12b-1”) regarding the disbursement of the distribution fee during such period.

3. Termination. This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not “interested persons” of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan or a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio on not more that 60 days’ written notice to the Product Distributor.

4. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered.

To the Company:	With a copy to:

BlackRock Variable Series Funds, Inc.	BlackRock, Inc.
Attn: Lisa Hill, Managing Director	Attn: Howard Surloff, Managing Director
U.S. Retail, Contracts & Administration	General Counsel’s Office
55 East 52nd Street	40 East 52nd Street
New York, NY 10055	New York, NY 10022

To the Insurance Company:

Pacific Life Insurance Company
Pacific Life & Annuity Company
Attn: General Counsel
700 Newport Center Drive
Newport Beach, CA 92660

To the Product Distributor:

Pacific Select Distributors, LLC
Attn: General Counsel
700 Newport Center Drive
Newport Beach, CA 92660

6. Miscellaneous.

(a) Assignment. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act) or in the event of the termination of the Plan or any amendment to the Plan that requires such termination.

(b) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof.

(e) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

BlackRock Variable Series Funds, Inc.

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock Global Opportunities V.I. Fund

BlackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I. Fund

BlackRock Large Cap Value V.I. Fund

BlackRock Value Opportunities V.I. Fund

BlackRock High Yield V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

BlackRock S&P 500 Index V.I. Fund

BlackRock iShares Alternative Strategies V.I. Fund

BlackRock iShares Dynamic Allocation V.I. Fund

BlackRock iShares Dynamic Fixed Income V.I. Fund

BlackRock iShares Equity Appreciation V.I. Fund

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

		By:	/s/Jennifer McGovern
		Name:	Jennifer McGovern
		Title:	Managing Director, as Vice President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Brandon J. Cage	By:	/s/ Anthony J. Dufault

Name:	Brandon J. Cage	Name:	Anthony J. Dufault
Title:	Assistant Secretary	Title:	Assistant Vice President

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ Brandon J. Cage	By:	/s/ Anthony J. Dufault

Name:	Brandon J. Cage	Name:	Anthony J. Dufault
Title:	Assistant Secretary	Title:	Assistant Vice President

PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Adrian S. Griggs

Name:	Adrian S. Griggs
Title:	Chief Executive Officer

By:	/s/ Jane M. Guon

Name:	Jane M. Guon
Title:	Secretary